Exhibit 23.2

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion of our report dated May 16, 2004, regarding the financial statements of Operational Research Consultants, Inc., and to the use of our name under the caption entitled “Experts” in the Registration Statement on Form S-1 of WidePoint Corporation.

/s/  Earl Edwards, CPA

Earl Edwards, CPA

Virginia Beach, Virginia

May  4, 2005